PFGI Capital Corporation

One East Fourth Street
Cincinnati, Ohio 45202

NEWS RELEASE

PFGI Capital Corporation Confirms Cash Payment on Income PRIDESSM
& Announces Financial Results for the Quarter Ended June 30, 2004

Cincinnati, July 22, 2004 — PFGI Capital Corporation announced that the scheduled cash payment on its Income PRIDESSM (NYSE: PCEPRI) security will be paid on August 17, 2004. The distribution, accruing from May 18, 2004 through August 17, 2004, is payable to holders of record on August 1, 2004, at a rate of $0.5625 per each Income PRIDESSM held.

PFGI Capital Corporation also announced financial results for the second quarter ended June 30, 2004. Net income was $3.6 million, interest on loan participations was $3.8 million, and non-interest expenses, including loan servicing and management fees, totaled $0.2 million. This compares with net income of $3.9 million, interest on loan participations of $4.1 million, and non-interest expenses, including loan servicing and management fees, of $0.2 million for the 2003‘s second quarter.

At June 30, 2004, there were no non-performing assets or impaired loans, loan participations totaled $324.9 million, and the reserve for loan participation losses was $1.6 million. At June 30, 2004, total shareholders’ equity was $333.4 million and total assets were $333.4 million.

About PFGI Capital Corporation

PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to PFGI Capital Corporation shareholders.

For further information, please contact

Mark Magee
PFGI Capital Corporation
1-513-579-2861